1906 Towne Centre Blvd., Suite 370 Annapolis, MD 21401 410 - 571 - 9860 www.hannonarmstrong.com April 11, 2018 Marvin R. Wooten, Jr. 4428 Windsor Farm Rd. Harwood, Maryland 20776 Re: Transition Agreement Dear Marvin, This letter agreement (“Letter Agreement”) sets forth the agreement between you (“you” or “Consultant”) and Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Hannon Armstrong Capital, LLC (together, the “Company”) (jointly, the “Parties”) regarding your retirement from the Company effective April 11, 2018 and your agreement to provide certain transition services to the Company through the end of 2018 on the terms set forth herein. 1. Termination of Employment and Final Compensation and Waiver of Claims under the Employment Agreement. 1.1. Termination of Employment. The Parties agree that your employment with the Company pursuant to your Employment Agreement dated April 17, 2013 (“Employment Agreement”) is terminated effective April 30, 2018. 1.2 Final Compensation under the Employment Agreement and Waiver of Claims. 1.2.1 The Company will pay Consultant $28,625, less applicable withholdings, in accordance with its normal payroll practices. The Consultant agrees that this payment represents all amounts he is entitled to as compensation for his employment through April 30, 2018. In exchange for the payment promised in this paragraph 1.2.1, the Consultant waives his rights (if any) to further compensation under Sections 3.1 through 3.4 of the Employment Agreement. 1.2.2. The Company shall act to remove all restrictions from any unvested restricted stock awarded under the Equity Incentive Plan (as defined in Section 3.5 of the Employment Agreement and identified in Exhibits D and E) upon the Effective Date (defined below). The restricted stock units awarded under the Equity Incentive Plan will be converted into unrestricted stock at a 1-to- 1 ratio. All shares received under this paragraph 1.2.2 will be subject to the customary withholding of taxes at a minimum, equal to the level required by law. In exchange for the Company’s removal of all restrictions as provided in this paragraph 1.2.2, the Consultant waives his rights (if any) to further equity incentive compensation under Section 3.5 of the Employment Agreement. 1.2.3. The Consultant represents that his unpaid expenses incurred during the Term of his Employment Agreement do not exceed $25,000 and agrees to provide documentation of those DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

2 expenses within 10 business days after the Effective Date, at which point the Company shall reimburse him for those expenses. In exchange for the Company’s payment of his unpaid expenses as provided in this paragraph 1.2.3, the Consultant waives his rights (if any) to further expense reimbursements under Section 3.6 of the Employment Agreement. 1.2.4. In exchange for the Fees provided for in paragraph 3.1 of this Letter Agreement, Executive waives his rights (if any) to any further compensation of any kind under Section 4 or 5 of the Employment Agreement. 1.2.5. The Parties agree to execute a Waiver and General Release of All Claims, a copy of which is attached hereto as Exhibit C (“Waiver”) on or after May 1, 2018. This Letter Agreement shall become effective on the eighth day after the date the Waiver is signed by the Consultant provided he has not exercised his right to revoke the Waiver (the “Effective Date”). The Parties agree that if Consultant exercises his right to revoke the Waiver this Letter Agreement is null and void. 2. Services to be Performed by Consultant. 2.1 Scope of Work. Consultant will perform the work and provide the transition services set forth on Exhibit A to this Letter Agreement, in accordance with the terms and conditions hereof. 2.2 Method of Performing Transition Services. Consultant will determine the method, details, and means of performing the transition services to be carried out for Company. Company may, however, require Consultant and employees of Consultant, if any, to observe at all times the security and safety policies of Company. In addition, Company will be entitled to exercise a broad general power of supervision over the results of services performed by Consultant for the limited purpose of ensuring satisfactory performance. This power of supervision will include the right to inspect, stop work, make suggestions or recommendations as to the details of the services, and request modifications to the scope of services. 2.3 Place of Work. Consultant will perform all services for Company off-site, unless as mutually agreed otherwise, in which case Company will provide working space and facilities, and any other services and materials Consultant may reasonably request in order to perform the services. 2.4. Rights of Third Parties. Consultant agrees that (a) to the best of Consultant’s knowledge, the work product generated by Consultant pursuant to this Letter Agreement will not infringe on any copyright, patent, trade secret or other intellectual property right of any third party, (b) Consultant will not knowingly use any equipment, facilities, supplies or other property of any third party which could give rise to any claims of ownership of Consultant’s services hereunder by such third party, (c) during the period of performance for any project, Consultant will not enter into any agreement or employment relationship with any other third party to perform services of a similar or identical nature to the services being performed hereunder, and (d) Consultant will DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

3 observe and abide by all applicable laws and regulations, including, but not limited to, those of Company relative to conduct on any premises under Company’s control. 3. Compensation. 3.1 Fees. For satisfactory performance of the transition services to be performed by Consultant pursuant to this Letter Agreement, Company will pay Consultant the fees set forth on Exhibit B. Such fees will represent Company’s entire obligation for services rendered. 3.2 Expenses. Except as otherwise provided in this Letter Agreement or Exhibit B, Consultant will be responsible for all costs and expenses incident to the performance of services for Company, including all costs incurred by Consultant to do business. 4. Term and Termination. 4.1 Term. This term of this Letter Agreement is May 1, 2018 through December 31, 2018 unless extended by a written agreement signed by both parties (“Agreement Term”). 4.2 Termination. Company may, at its sole option, terminate this Letter Agreement, or any portion thereof, with or without cause, at any time by giving Consultant written notice of termination, which termination will be effective upon the giving of such notice. If the termination is by the Company for any reason other than Cause (as defined in Section 5.1 of the Employment Agreement except that Consultant shall not be required to devote substantially all of his business time and efforts to the Company), Consultant will be paid the compensation on the payment dates set forth in Exhibit B. If the termination is by the Company for Cause, Consultant shall not be entitled to any further compensation from the Company. Consultant will advise Company of the extent to which performance has been completed through such date, and collect and deliver to Company whatever work product then exists in the manner requested by Company. Consultant may, at its option, terminate this Letter Agreement at any time by giving Company written notice of termination and forfeit any further compensation payment contemplated after the date of such notice of termination. 4.3 Return of Materials. Upon termination of this Letter Agreement for any reason, Consultant will promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including, without limitation, writings, designs, documents, records, data, memoranda, tapes and disks containing models, documentation and notes, and all materials incorporating any proprietary information of Company. Consultant will also furnish to Company all work in progress or portions thereof, including all incomplete work. 5. Independent Contractor Status. 5.1 Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, or partner of the Company. Nothing in this Letter DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

4 Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant. 6. Taxes, etc. 6.1 State and Federal Taxes; Benefits. Consultant will pay and report federal and state income tax withholding, social security taxes, and unemployment insurance applicable to himself. Consultant agrees to defend, indemnify, and hold harmless Company, Company’s shareholders, directors, officers, employees and agents, from and against any claims, liabilities, or expenses relating to such tax and insurance matters. Without limiting the generality of the foregoing, because Consultant is not an employee of the Company:  Company will not withhold FICA (Social Security) from Consultant’s payments.  Company will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel, if any.  Company will not withhold state and federal income tax from payment to Consultant.  Company will not make disability insurance contributions on behalf of Consultant.  Company will not obtain workers’ compensation insurance on behalf of Consultant. 7. Confidentiality, Work Product, Warranties and Indemnities. 7.1 Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel, if any, during the course of performing Company’s work (collectively, the “Work Product”) will belong exclusively to Company and will, to the extent possible, be considered a “work made for hire” for Company within the meaning of Title 17 of the United States Code. Consultant automatically assigns, and will cause his employees, if any, automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he/she or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Company, Consultant will take such further actions, and will cause his employees, if any, to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. 7.2 Warranties. Consultant represents and warrants that (a) it will exercise in its performance of the services the standard of care normally exercised by nationally recognized organizations engaged in performing comparable services and agrees to correct or re-perform any services not conforming to this standard, at no cost to Company, (b) Consultant’s performance of the services called for by this Letter Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

5 copyright, trade secret, or similar right, and (c) Consultant is aware of no obligations inconsistent with the terms of this Letter Agreement, or with providing services to Company, including but not limited to any obligations which could interfere with Company’s ownership rights in any discoveries, improvements or inventions made by Consultant. 7.3 Indemnification. Each party ( the “Indemnifying Party”) shall protect, indemnify and hold harmless the other Party and its directors, officers, employees, agents, affiliates and representatives (each an “Indemnified Party”) against and from third party claims for any and all cost, expense, damage, liability or loss, including costs and attorney’s fees, for or on account of injury to, bodily or otherwise, or death of, persons, or for damage to, or destruction of property, resulting from or attributable to the gross negligence or willful misconduct of the Indemnifying Party, its directors, officers, employees, agents affiliates or representative, or resulting from, arising out of, or in any way connected with the performance of, or failure to perform its obligations under this Letter Agreement, excepting only such cost, expense, damage, liability or loss as may be caused by the gross negligence or willful misconduct of any Indemnified Party. 7.4 Requirements of Indemnity. If any Indemnified Party intends to seek indemnification under paragraph 7.3 from any Indemnifying Party with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible claim or of the commencement of such claim or action, which period shall in no event be later than the lessor (i) fifteen business days prior to the last day of responding to such claim or action or (ii) one half of the period allowed for responding to such claim or action. The Indemnifying Party shall have no liability under this Article for any claim or action for which such notice is not provided, unless the failure to give such notice does not prejudice the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim or action, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party: provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnified Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party. Should any Indemnified Party be entitled to indemnification under this paragraph as a result of a claim by a third party, and should the Indemnifying Party fail to assume the defense of such claim or action, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with the prior consent of the Indemnifying Party, settle) such claim or action. Except to the extent expressly provided herein, no Indemnified Party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this paragraph without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. 7.5 Survival of Indemnity Obligations: The duty to indemnify hereunder will continue in full force and effect notwithstanding the expiration or termination of this Letter Agreement, with DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

6 respect to any loss, liability, damage or other expense based on facts or conditions which occurred prior to such termination. 8. General Provisions 8.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, email or by mail postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Letter Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally or emailed will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of four days after deposited with the United States Postal Service. 8.2 Entire Agreement. This Letter Agreement, the Employment Agreement and the Waiver contain all the covenants and agreements between the Parties related to the provision of services contemplated herein. Each party to this Letter Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Letter Agreement, the Employment Agreement and the Waiver. Any modification of this Letter Agreement will be effective only if it is in writing signed by the party to be charged. 8.3 Severability. If any provision in this Letter Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way. 8.4 No Third Party Beneficiaries. This Letter Agreement is enforceable only by Consultant and Company. No employee or agent of Consultant, and no beneficiary thereof, will be a third- party beneficiary under or pursuant to the terms of this Letter Agreement. Nothing in this Letter Agreement constitutes a promise made for the benefit of any person or entity not a party to this Letter Agreement. 8.5 Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. 8.6 Successors. This Letter Agreement shall inure to the benefit of, and be binding upon, Consultant and Company, their respective personal representatives, if any, and successors and assigns; provided that Consultant may not assign any rights or delegate or subcontract any duties under this Letter Agreement, in whole or in part, without the prior written consent of Company. Any such assignment, delegation or subcontracting without Company’s prior written consent will be void. If you agree to the terms of this Letter Agreement, please sign the enclosed duplicate copy and then return a hard copy to me. DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

7 Very truly yours, Jeffrey W. Eckel President & CEO Hannon Armstrong Sustainable Infrastructure Capital, Inc. Hannon Armstrong Capital, LLC ACCEPTED AND AGREED: Marvin R. Wooten, Jr. Date DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2 4/11/2018

8 Exhibit A Scope of Work Consultant will provide the following services to the Company and its affiliates when directed by the CEO:  Assistance in developing Hannon Armstrong Sustainable Real Estate, LLC;  Assistance in other matters related to the commercial PACE marketplace, including transitioning agreed upon on-going transactions and the Company’s planned April 19, 2018 event in New York City; and  Other matters from time to time as mutually agreed by CEO and Consultant. DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

9 Exhibit B Consultant’s Fees Fees for Transition Services Company will provide compensation to Consultant, or his company as designated by Consultant, as follows: A. Within 10 business days after the Effective Date of this Agreement  $772,875 B. During and Beyond the Agreement Term  $772,875 paid in three equal installments of $257,625 each on July 5, 2018, October 5, 2018, and December 31, 2018.  Reimbursement of the full cost of Consultant’s health insurance coverage under COBRA through the Agreement Term within 30 days of his submission of an invoice to the Company, unless the Consultant obtains coverage through another employer.  If the Consultant remains covered under COBRA at the end of the Agreement Term, the cash equivalent of an additional 16 months of health insurance coverage under COBRA, provided that the Consultant executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit C and such waiver and release becomes effective and irrevocable. Expenses Notwithstanding the provisions of paragraph 3.2 of the Letter Agreement, the Company will pay Consultant for the actual amount of out-of-pocket expenses incurred during the course of providing the Services, including, but not limited to food, travel, lodging, communications, with the prior approval of the Company. Invoices for such expenses must include original receipts, to the extent available, supporting incurred costs and payment will be made within 30 days of submittal. Any expenses in excess of $5,000 in the aggregate shall be approved in advance DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

INVESTING IN THE FUTURE OF ENERGY™

Exhibit C

WAIVER AND GENERAL RELEASE OF ALL CLAIMS

This Waiver and General Release of all Claims (this "Agreement") is entered into by Marvin R. Wooten, Jr. (the "Executive") and Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the "Company"), effective as of the eighth day after the date signed by the Executive provided he has not exercised his revocation right in Section 1(b) below (the "Effective Date").

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated April 17, 2013 (the "Employment Agreement"), and the Letter Agreement dated April 11, 2018 (the "Letter Agreement"), the Executive and the Company agree as follows:

1. General Releases and Waivers of Claims.

(a) Executive's Release of Company. In consideration of the payments, benefits and vesting of shares provided in the Letter Agreement and after consultation with counsel, the Executive hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, "Company Parties") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character

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2 (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Executive does not release, discharge or waive (A) any rights to payments and benefits provided under the Employment Agreement except as provided in the Letter Agreement, (B) any right the Executive may have to enforce this Agreement, the Award Agreements or the Employment Agreement except as provided in the Letter Agreement, (C) the Executive’s rights under the Indemnification Agreement and rights to indemnification and advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, (D) any claims for benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (E) any right or claim that the Executive may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable. (b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments, benefits and vesting of shares provided in the Letter Agreement to the Executive, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

3 Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of the Executive’s choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that the Executive has seven days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of the Executive’s revocation of the release and waiver contained in this paragraph. (c) No Assignment. The Executive represents and warrants that the Executive has not assigned any of the Claims being released under this Agreement. 2. Waiver of Relief. The Executive acknowledges and agrees that by virtue of the foregoing, the Executive has waived any relief available to him (including without limitation, monetary damages and equitable relief, and reinstatement) under any of the Claims waived in paragraph 2. Therefore the Executive agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement. Nothing in this Agreement shall be construed to prevent the Executive from cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law. 3. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative. DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

4 4. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive. 5. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State. 6. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 7.3 of the Employment Agreement. 7. Notices. All notices or communications hereunder shall be made in accordance with Section 7.4 of the Employment Agreement. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/ITS OWN FREE WILL. MARVIN R. WOOTEN, JR. Date: HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC. By: Name: Title: DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

5 Exhibit D Unvested Stock Awards Under the Equity Incentive Plan from which Restrictions will be Removed Under Paragraph 1.2.2 Total shares 131,594 DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

DocuSign Envelope ID: AF1505A2-498B-4901-BCAF-C8B9F4EA40E2

Exhibit E

Withholding Calculator

Hannon Armstrong Sustainable Infrastructure Capital, Inc.
Award vesting withholding computation

Name:	Rhem Wooten
Number of awards vesting from Exhibit D:	131,594
HASI closing share price on vesting date:	(1)
State of Residence (MD/DC/VA/IL/CA):	MD
Over FICA limit of $128,400 (Y/N):	Y
Over Medicare limit of $200,000 (Y/N):	Y

Taxable income:		$(1)
Federal withholding:	(2)%	$(2)
State withholding:	(2)%	$(2)
FICA withholding	(2)%	$(2)
Medicare withholding	(2)%	$(2)
401K withholding	(2)%	$(2)
Total withholdings:		**$(2)**
Payment of withholdings:		To be paid by check or withholding of shares at option of Rhem Wooten

(1) Taxable Income = Closing Price at date of vesting multiplied by number of awards vested (131,594 per Exhibit D)

(2) Withholding amounts to be taxable income multiplied by percentage rate to be determined by Rhem Wooten between minimum required and maximum allowed tax rates. Total withholding is sum of individual withholdings

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